SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 2, 2012

HUNT GLOBAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-53515	51-0541963
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer incorporation) Identification Number)

24 Waterway Avenue, Suite 200, The Woodlands, TX 77380
(Address of Principal Executive Offices) (Zip Code)

281-825-5000
Registrant's telephone number, including area code
____
(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael P. Horne moved from the position of CFO to Vice President of Hunt Carbon Green.

Employment Agreement between Hunt Global and Joseph S. Compofelice.

In April 2012, we appointed David H. Odorizzi to be our Chief Financial Officer effective immediately.  The employment agreement between us and Mr. Odorizzi is effective April 2, 2012.   Mr. Odorizzi has over 30-years of energy industry experience, most recently in the development, financing, construction and management of large power generation projects. He served as Executive Vice President and CFO of Enron Power Corp.  He began his career in public accounting at the predecessor firm to Price Waterhouse. Mr. Odorizzi received his Bachelors degree at Baldwin Wallace College and his MSM from the Houston Baptist University.

Mr. Odorizzi will receive a minimum annual base salary of $240,000. He will be eligible to participate in Company’s annual cash incentive plan at a target annual bonus of 100% of base salary.  We have agreed to further compensate Mr. Odorizzi with common stock.  The award of Restricted Common Stock to the Executive is 2-million shares.  The Vesting Schedule for such shares will be 666,667 shares nine months after the effective date, 666,667 twenty one months after the effective date and 666,666 thirty three months after the effective date.

Mr. Odorizzi has been providing consulting services to the Company beginning March 5, 2012. The Company agreed to compensate him at the rate of $20,000 per month during the  consulting period from March 5, 2012  to March 30, 2012.  Mr. Odorizzi currently owns 125,000 restricted common shares of stock plus 8,200 shares of common stock which he purchased in the open market during the prior 12-month period.

Item 7.01 Regulation FD Disclosure.

On April 10, 2012, we issued a press release announcing changes in management.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number            Exhibit Name

10.1                                Employment Agreement of David H. Odorizzi

99.1                                Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

HUNT GLOBAL RESOURCES, INC.

April 10, 2012

By: /s/ George Sharp
George T. Sharp
George T. Sharp, Chief Executive Officer